EXHIBIT 99.1

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Investor Relations
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Email: investor@furmanite.com

FURMANITE CORPORATION ANNOUNCES
EXPANSION AND EXTENSION OF CREDIT AGREEMENT

Houston, TX (March 19, 2015) - Furmanite Corporation (the “Company”) (NYSE: FRM) today announced an expansion and extension of its subsidiaries’ syndicated credit facility with new administrative agent Wells Fargo Bank, N.A. Under the amendment, which was effective March 13, 2015, the revolving credit line capacity has increased to $150.0 million from $100.0 million and the term has been extended to March 2020 from February 2017. The amendment also includes, among other changes, favorable adjustments to interest rate margins and commitment fee percentages, as well as certain less restrictive terms, which provide added flexibility to the Company in its use of capital. Joining Wells Fargo Bank, N.A. as lenders in the facility are HSBC, BB&T and Bank of Texas.

Joseph E. Milliron, the Company’s Chief Executive Officer and President said, “Our enhanced credit agreement is a key component of our strategic growth plan. The increased capacity, extended tenor and less restrictive terms provide us with additional flexibility necessary to make strategic decisions, which will aid in achieving our goals and in turn enhance shareholder value.” Mr. Milliron concluded, “We also believe this demonstrates an affirmation of confidence from our lenders in the Company’s solid operational capabilities and strategic direction.”

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services and specialty engineering project solutions companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed most recently in this press release and the Company’s Form 10-K as of December 31, 2014 filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.